Exhibit 10.6
Allegheny Energy, Inc.
Stock Unit Plan
Amended and Restated as of January 1, 2008
     1. Purposes and Effective Date.
The purpose of the Stock Unit Plan (the “Plan”) is to aid Allegheny Energy, Inc. (the “Company”) in attracting and retaining employees who are essential for the growth and profitability of the Company through the issuance of stock units (“Units”). This Plan became effective upon its approval by the Board of Directors of the Company (the “Board”). Upon such approval, and the consent of each of the Executive Officers specified on Exhibit A attached hereto, the 3,414,048 Units, previously granted to such Executive Officers (the “Outstanding Units”) shall become subject to the terms and conditions of the Plan. This Plan is hereby amended and restated effective as of January 1, 2008 to update the Plan to comply with applicable law and to make certain other clarifying changes.
     2. Administration.
Subject to all applicable legal requirements, including without limitation, compliance with securities, tax or other laws, or rules, regulations or regulatory interpretations thereof, applicable to the Plan, or the requirements of the exchanges, and any requirements of other governmental or regulatory authorities, the Plan shall be administered by the Board, which shall have the sole authority to construe and interpret the terms and provisions of the Plan. The Board shall have the authority to determine the individuals to whom Units shall be granted (the “Participants”), the conditions under which such Units may become vested and/or forfeited, and such other terms and conditions as the Board may establish with respect to such Units. Each Participant shall enter into an agreement with the Company evidencing the terms and conditions of the Company’s award to such Participant of Units pursuant to this Plan (a “Stock Unit Agreement”). Each Stock Unit Agreement shall provide that, upon vesting, each Participant shall be entitled to receive one share of the Company’s common stock, $1.25 par value (“Common Stock”), with respect to each Unit and shall be subject to the terms and conditions of this Plan. Each such share of Common Stock shall be registered under the Securities Exchange Act of 1933, as amended. In addition, a Stock Unit Agreement may grant a Participant rights with respect to dividends paid by the Company during the period such Unit was held, as well as a right to defer payments with respect to vested Units. The Board shall maintain records and disburse payments hereunder. The Board may adopt, amend and rescind such rules and regulations as it deems necessary, desirable or appropriate in administrating the Plan and the Board may act as a meeting, in a written action without a meeting or by having actions otherwise taken by a member of the Board pursuant to a delegation of duties from the Board. The determination of the Board as to any calculations or disputed questions arising under the Plan, including questions of construction and interpretation, shall be final, binding and conclusive upon all persons.
     3. Units.
     3.1 Subject to adjustment as provided in Section 3.2, the number of Units authorized under the Plan is 4,500,000, inclusive of the Outstanding Units. If any award pursuant to this Plan is forfeited or otherwise terminated or is canceled prior to the vesting of any Units, then the Units covered by such award, to the extent of such forfeiture, termination or cancellation, shall again be available under the Plan.

     3.2 In the event that the Board determines that any distribution, recapitalization, split, reverse split, reorganization, merger, consolidation, split-up, spin-off, combination, repurchase, or exchange of shares of Common Stock or other securities of the Company, issuance of warrants or other rights to purchase shares of common stock or other securities of the Company, or other similar transaction or event affects the Units such that an adjustment is appropriate in order to prevent dilution or enlargement of the benefits or potential benefits intended to be made available under the Plan, then the Board shall, in such manner as it may deem equitable, adjust (i) the number of Units with respect to which awards may be granted and (ii) the number of Units subject to outstanding awards; provided, that the number of Units subject to any award shall always be a whole number.
     3.3 No Units may be awarded under this Plan unless such award is made pursuant to a transaction which qualifies for one of the exemptions from stockholder approval set forth in rule 303A.08 of the rules of the New York Stock Exchange and the Company has complied with all applicable stock exchange rules and obtained any required regulatory approvals.
     3.4 Participants shall not be deemed for any purpose to be, or have any rights as, stockholders of the Company with respect to any Units awarded under this Plan except if, as and when the Company issues payment in respect of any vested units in the form of shares of Common Stock and then only from the date of the certificates therefor.
     3.5. Deferral and Payment Provisions to Comply with Code Section 409A.
     (a) Subject to the terms of a Stock Unit Agreement, a Participant may be permitted to make an election to defer payment of vested Units (and any additional Units awarded to a Participant on account of any dividend declared on the original award of Units); provided, however, that such election must be made within 30 days of the date that the Units are awarded to the Participant, the election is made at least 12 months in advance of the earliest date as of which the Participant would become vested in any portion of the Units, and the deferral election otherwise complies with the deferral election requirements of Section 409A of the Internal Revenue Code of 1986, as amended (the “Code”) and its corresponding regulations and related guidance.
     (b) Units shall be paid to a Participant pursuant to the terms of the Stock Unit Agreement; provided, however, that to the extent Code Section 409A applies to the payment of the Units, the Units shall be paid in accordance with the distribution requirements of Code Section 409A and its corresponding regulations and related guidance. To the extent a payment of Units is subject to Code Section 409A and is made on account of a separation from service (as that term is defined for purposes of Code Section 409A), no payment shall be made earlier than six months following the date of the Participant’s separation from service, except that if the Participant dies during such six-month period, the Units shall be paid to the Participant’s beneficiary within 90 days after the date of the Participant’s death and without regard to the six-month delay period.

     (c) Except to the extent that a deferral election is made with respect to a grant of Units, the Plan and any Stock Unit Agreements entered into between the Company and a Participant pursuant to the Plan are intended to comply with the short-term deferral rule set forth in the regulations under Code Section 409A, in order to avoid application of Code Section 409A to the Plan and the Stock Unit Agreement. If and to the extent a deferral election is made with respect to the grant of Units or a grant of Units is otherwise deemed to be deferred compensation subject to the requirements of Code Section 409A, this Plan and any Stock Unit Agreement shall be administered so that such payments are made in accordance with the requirements of Code Section 409A. Further, if any Plan or Stock Unit Agreement provision would cause a conflict with the applicable requirements of Code Section 409A, or would cause the administration of the Plan or the Stock Unit Agreement to fail to satisfy the applicable requirements of Code Section 409A, such provision shall be deemed null and void.
     4. Amendment and Discontinuance.
     4.1 The Board may amend this Plan or condition or modify Units issued under the Plan (a) to conform this Plan to securities or other laws, or rules, regulations or regulatory interpretations thereof, applicable to this Plan, or (b) to comply with stock exchange rules or requirements.
     4.2 The Board may suspend or discontinue this Plan in whole or in part, but any such suspension or discontinuance shall not affect the rights of any Participants with respect to Units granted under this Plan prior thereto. A suspension or discontinuance of the Plan shall comply with the requirements of Code Section 409A and its corresponding regulations and related guidance.
     4.3 Notwithstanding anything to the contrary in this Section 4, any amendment to this Plan must comply with all applicable legal requirements including without limitation, compliance with securities, tax, or other laws, or rules, regulations or regulatory interpretations thereof, applicable to this Plan.
     5. Compliance With Applicable Legal Requirements.
No payments in respect of any vested Units shall be made unless the Company has complied with all applicable legal requirements including without limitation, compliance with the provisions of the Securities Act of 1933, as amended, the Public Utilities Holding Company Act of 1935, as amended, the requirements of the exchanges on which the Company’s securities are listed, and any requirements of other governmental or regulatory authorities.
     6. Term of the Plan.
The Plan shall be effective on the date of its approval by the Board and shall continue until the date terminated by the Board or until Units are no longer available for grants of awards under the Plan, whichever occurs first. However, unless otherwise expressly provided in the Plan or in an applicable Stock Unit Agreement granted prior to such termination, any award granted prior to such termination shall extend beyond such termination date.
     7. Source of Payments.

Any right of a Participant to receive payment pursuant to this Plan shall be an unfunded entitlement and shall be an unsecured claim against the general assets of the Company. Each Participant shall have only the status of a general unsecured creditor hereunder, and this Plan shall constitute only a promise by the Company to pay the value of any awards granted on any required payment date.
     8. Withholding.
The Company may withhold from any amount payable pursuant to this Plan such Federal, state and local taxes as shall be required to be withheld pursuant to any applicable law or regulation.
     9. No Right to Employment.
Nothing in this Plan shall confer upon a Participant the right to remain employed by the Company.
     10. Governing Law.
This Plan will be governed by and construed in accordance with the laws of the State of New York, without regard to its conflict of law principles.

Exhibit A

Executive Officers	Outstanding Units
Paul J. Evanson	2,049,439

Jeffrey D. Serkes	714,795

David E. Hertzog	389,888

Joseph H. Richardson	109,926

Philip L. Goulding	150,000

TOTAL	3,414,048